Exhibit 10.29

Non-Employee Director Compensation Policy

Penn National Gaming, Inc. (the “Company”) pays director’s fees to each director who is not an employee of the Company.  Each outside director receives an annual fee of $18,000, which is paid in twelve equal monthly installments throughout the year, plus $1,500 for each Board meeting attended in person and reimbursement for out-of-pocket expenses in connection with their attendance at such meetings.  Each member of the Audit Committee receives $1,000 for each audit committee meeting in which they participate.  In addition, in each of 2003, 2004 and 2005, each non-employee director received a grant of options to purchase 60,000 shares (adjusted for the 2-for-1 split of the Company’s common stock effected on March 7, 2005) of Common Stock of the Company.  The exercise price of the options granted to non-employee directors was equal to the fair market value of the Company’s Common Stock on the date of the grant.